EXHIBIT 10.1

Content Marketing Project Agreement

This Agreement is made this 28th  day of May 2013, between Greenway Media, Inc. ("Consultant"). [email: dale.bertrand@gmail.com] and SMTP, Inc. ("Client") [email: alena@smtp.com].

1a. Services Performed by Consultant

 Consultant agrees to perform the following marketing and advertising services.

Research Services

- Customer analysis

- Keyword research

- Research competing marketing tactics and strategy

Email Marketing Services

- Lifecycle email campaign

- Lead nurturing campaign

- Email marketing landing pages

- Email campaign optimization

- Email campaign performance tracking

Reporting Services

- Monthly campaign performance reporting

AdWords Campaign Management Services (starting July 1st 2013)

- AdWords management

Content Marketing Services (starting Aug 1st 2013)

- Persona development

- Content marketing strategy development

- Outreach/Relationship building

- Content production

- Content performance tracking

1b. Client Responsibilities

 Client agrees to be responsible for the following.

- Online advertising expenses (including AdWords expenses)

- Online advertising management, excluding AdWords management

- All web development and web design on Client’s websites

- Visitor and campaign tracking setup on Client’s websites

1c. Performance Standards

The services performed under this Agreement shall be of professional quality fully in accord with the ordinary, customary and usual standards found within the industry commonly providing such professional services and products.

2. Payment

Consultant shall be compensated at the rate of $25,000 per month, with the exception of the month of July 2013. Consultant shall be compensated at the rate of $30,000 for July 2013. Payment is due on the 1st  of each month in which services are to be performed for the current month. Any work outside the services listed above will be billed at a rate of $150 per hour and must be pre-approved by the Client in writing (for purposes of this Agreement, satisfactory evidence of email agreement or approval shall be deemed agreement in writing, so long as confirmation of email receipt is acknowledged by the party receiving such email in the form of an affirmative email response).

3. Expenses

 Consultant shall be responsible for all expenses, taxes, licenses, fees or charges incurred in performing its services under this Agreement.

4. Consultant an Independent Contractor

 Consultant is an independent contractor, and neither Consultant nor Consultant's staff is, or shall be deemed Client's employees. In its capacity as an independent contractor, Consultant agrees and represents, and Client agrees, as follows:

•  Consultant has the right to perform services for others during the term of this Agreement.

•  Consultant has the sole right to control and direct the means, manner and method by which the services required by this Agreement will be performed.

•  Consultant has the right to perform the services required by this Agreement at any place or location and at such times as Consultant may determine.

•  Consultant will furnish all equipment and materials used to provide the services required by this Agreement, except to the extent that Consultant's work must be performed on or with Client's computer or existing software.

•  The services required by this Agreement shall be performed by Consultant, or Consultant's staff, and Client shall not be required to hire, supervise or pay any assistants to help Consultant.

•  Consultant is responsible for paying all ordinary and necessary expenses of its staff.

•  Neither Consultant nor Consultant's staff shall receive any training from Client in the professional skills necessary to perform the services required by this Agreement.

•  Neither Consultant nor Consultant's staff shall be required to devote full time to the performance of the services required by this Agreement.

•  Client shall not withhold from Consultant's compensation any amount that would normally be withheld from an employee's pay. Further, Consultant is responsible for any applicable taxes as may be required or prescribed by law on any fees or payments made by Client to Consultant.

5. Intellectual Property Ownership

Consultant hereby assigns to Client any and all right, title, license and interest, including all patent, copyright, trade secret, trademark and other proprietary rights, it may have or lawfully claim in anything created or developed by the Consultant under this agreement, with the exception of training materials presented to Client during training sessions. Client acknowledges that Consultant retains all rights to training materials, which Consultant may use for public presentations and future client engagements.

6. Confidential Information

Consultant agrees that anything created or developed by the Consultant under this agreement (“Work Product”) is Client's sole and exclusive property. Consultant shall treat the Work Product on a confidential basis and not disclose it to any third party without Client's written consent, except when reasonably necessary to perform the services under this Agreement. Consultant acknowledges that it will be necessary for Client to disclose certain confidential and proprietary information to Consultant in order for Consultant to perform his/her duties under this Agreement. Consultant acknowledges that any disclosure to any third party or any misuse of this proprietary or confidential information would irreparably harm Client. Accordingly, Consultant will not use or disclose to others without Client's written consent Client's confidential information, except when reasonably necessary to perform the services under this Agreement. "Confidential information" includes, but is not limited to:

•

the written, printed, graphic or electronically recorded materials furnished by Client for use by

Contractor

•

Client's business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries and improvements of any kind

•

any written or tangible information stamped "confidential," "proprietary" or with a similar legend, or any information that Client makes reasonable efforts to maintain the secrecy of, and

•

any written or tangible information not marked with a confidentiality legend, or information disclosed orally to Consultant, that is treated as confidential when disclosed and later summarized sufficiently for identification purposes in a written memorandum marked "confidential" and delivered to Consultant within 30 days after the disclosure.

Consultant's obligations regarding proprietary or confidential information extend to information belonging to customers and suppliers of Client about whom Consultant may have gained knowledge as a result of Client's services to Client. Consultant will not disclose to Client information or material that is a trade secret of any third party. The provisions of this clause shall survive any termination of this Agreement.

7. Term of Agreement

This Agreement will become effective when signed by both parties and will terminate on 31 December 2014 or upon termination of the Agreement as described in Section 8.

Upon mutual agreement of both parties, the Term of the Agreement can be extended for a time period agreed upon by Consultant and Client. Such mutually agreed Term extension can be confirmed through any of the acceptable Notice methods described in Section 14(c).

8. Termination of Agreement

Either party has the right to terminate this Agreement at any time by giving written notice of termination. Contractor shall be entitled to full payment for services performed prior to termination.

The termination of this Agreement shall not affect any provision hereof as is expressed to operate or have effect thereafter and shall be without prejudice to any right or action already accrued to either party in respect of any breach of this Agreement by the other party.

9. Return of Materials

Upon termination of this Agreement, each party shall promptly return to the other all data, materials and other property of the other held by it. Consultant shall delete and erase any machine readable copies of the Work Product from all computing and storage devices and media used in providing services for Client under this Agreement, whether directly utilized by Consultant or others performing services for Consultant under this Agreement, and regardless of whether Internet or locally-based.

10. Warranties and Representations

 Consultant warrants and represents that:

•

The services described in this Agreement shall be performed solely by Consultant and not subcontracted, without Client’s written permission.

•

Consultant has the authority to enter into this Agreement and to perform all obligations hereunder.

•

The Work Product and Consultant's Materials are and shall be free and clear of all encumbrances including security interests, licenses, liens or other restrictions.

•

The use, reproduction, distribution or modification of the Work Product and Consultant's Materials does not and will not violate the copyright, patent, trade secret or other property right of any former client, employer or third party.

11. Indemnification

Consultant agrees to indemnify and hold harmless Client against any claims, actions or demands, including without limitation reasonable attorney and accounting fees, alleging or resulting from the breach of the warranties contained in this Agreement. Client shall provide notice to Consultant promptly of any such claim, suit or proceeding and shall assist Consultant, at Consultant's expense, if defending any such claim, suit or proceeding.

12. Assignment and Delegation

Consultant may not assign or subcontract any rights or obligations under this Agreement without Client's prior written approval.

13. Resolving Disputes

If a dispute arises under this Agreement, the parties agree to first try to resolve the dispute with the help of a mutually agreed-upon mediator in Boston, Massachusetts. Any costs and fees other than attorney fees associated with the mediation shall be shared equally by the parties. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to a mutually agreed-upon arbitrator in Boston, Massachusetts. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction to do so. Costs of arbitration, including attorney fees, will be allocated by the arbitrator.

14. General Provisions

(a) Sole agreement: This is the entire Agreement between Consultant and Client.

(b) Applicable law: This Agreement will be governed by the laws of the State of Massachusetts.

(c) Notices: All notices and other communications given in connection with this Agreement shall be in writing and shall be deemed given as follows:

•

when delivered personally to the recipient's address as appearing in the introductory paragraph to this Agreement;

•

by postal mail delivery, three days after being deposited in the United States mails, postage prepaid to the recipient's address as appearing in the introductory paragraph to this Agreement, or

•

by fax or telex delivery, when sent to the last fax or telex number of the recipient known to the party giving notice. Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first-class or certified mail, or the recipient delivers a written confirmation of receipt;

•

by email delivery as evidenced by the recipient’s confirmed email receipt at such email address as recipient provided in writing for this purpose

Any party may change its mailing address appearing in the introductory paragraph to this Agreement or its email address by giving notice of the change to the other by postal mail delivery in accordance with this paragraph.

(d) No partnership: This Agreement does not create a partnership relationship. Consultant does not have authority to enter into contracts on Client's behalf, and Consultant does not have the authority to hold himself out or represent to any third-party that he has the authority or ostensible authority to represent or contractually bind the Client.

Signatures

Consultant:

Greenway Media, Inc.

Signature	/s/ Dale Bertrand	Date	May 29, 2013
Dale Bertrand, President

Client:

SMTP, Inc.

Signature	/s/ Alena Chuprakova	Date	May 29, 2013
Alena Chuprakova, Controller